Exhibit 4.7

LIMITED PARTNERSHIP AGREEMENT

OF

AMERICAN SEAFOODS HOLDINGS, L.P.

THE UNITS EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY BE OFFERED AND SOLD ONLY IF SO REGISTERED OR IN A MANNER EXEMPT FROM REGISTRATION UNDER SUCH ACT. THE UNITS REPRESENTED BY THIS AGREEMENT ALSO ARE SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER AS SET FORTH HEREIN. NO TRANSFER OF THESE UNITS WILL BE MADE ON THE BOOKS OF THE PARTNERSHIP UNLESS ACCOMPANIED BY EVIDENCE OF COMPLIANCE WITH THE TERMS OF THIS AGREEMENT.

Dated as of

August 11, 2004

American Seafoods Holdings, L.P.

Limited Partnership Agreement

		Page

ARTICLE I

DEFINED TERMS
1.1	Defined Terms	1

ARTICLE II

GENERAL PROVISIONS

2.1	Formation	2
2.2	Name	2
2.3	Purpose and Business	2
2.4	Powers	3
2.5	Location of the Principal Place of Business	3
2.6	Registered Agent and Registered Office	3
2.7	Term	4
2.8	Recordation and Filing	4
2.9	Authorization to Enter into Certain Documents	4

ARTICLE III

CONTRIBUTIONS TO CAPITAL AND ISSUANCES OF ADDITIONAL INTERESTS

3.1	Admission and Capital Contributions	4
3.2	Issuances of Additional Interests; Recapitalization of Class B Units.	4
3.3	No Third Party Beneficiary	5
3.4	Capital Accounts.	5
3.5	No Interest; No Return	6
3.6	Admission.	6
3.7	Limited Liability	6

ARTICLE IV

DISTRIBUTIONS

4.1	Distributions	6
4.2	Withholdings.	7

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Limited Partnership Agreement

		Page

ARTICLE V

ALLOCATIONS; TAX AND ACCOUNTING MATTERS

5.1	Allocations	8
5.2	Allocation of Tax Items.	8
5.3	Books of Account	9
5.4	Reports	9
5.5	Tax Elections and Returns	9
5.6	Tax Matters Partner	9

ARTICLE VI

RIGHTS, DUTIES AND RESTRICTIONS OF THE GENERAL PARTNER

6.1	Expenditures by Partnership	10
6.2	Authority, Powers and Duties of General Partner	10
6.3	Compensation of the General Partner	11
6.4	Indemnification.	11
6.5	Limitation on Liability	12
6.6	Power of Attorney.	13

ARTICLE VII

RIGHTS AND OBLIGATIONS OF THE LIMITED PARTNERS

7.1	No Participation in Control	13
7.2	Bankruptcy of a Limited Partner	13
7.3	No Withdrawal	13
7.4	[Intentionally Omitted]	13
7.5	Certain Redemption Rights.	14

ARTICLE VIII

TRANSFER OF UNITS; REGULATORY MATTERS

8.1	Transfers by Partners Generally.	15
8.2	Regulatory Matters.	16
8.3	Remedies	17

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American Seafoods Holdings, L.P.

Limited Partnership Agreement

		Page

ARTICLE IX

DISSOLUTION, LIQUIDATION, WINDING-UP AND TERMINATION

9.1	Causes of Dissolution	17
9.2	Winding-Up and Liquidation	18
9.3	Documentation of Dissolution and Termination	18
9.4	Waiver of Partition	18

ARTICLE X

REPRESENTATIONS AND WARRANTIES

10.1	Representations and Warranties of the Limited Partners	19
10.2	Representations and Warranties of the General Partner	20

ARTICLE XI

AMENDMENTS TO AGREEMENT

11.1	Amendments.	20

ARTICLE XII

GENERAL PROVISIONS

12.1	Notices	21
12.2	Successors	21
12.3	Effect and Interpretation	21
12.4	Counterparts	21
12.5	Partners Not Agents	21
12.6	Entire Understanding; Etc	21
12.7	Severability	22
12.8	Construction of Agreement	22
12.9	WAIVER OF JURY TRIAL	22
12.10	Incorporation of Exhibits and Glossary	22
12.11	Assurances	22

iii

American Seafoods Holdings, L.P.

Limited Partnership Agreement

LIMITED PARTNERSHIP AGREEMENT

OF

AMERICAN SEAFOODS HOLDINGS, L.P.

THIS LIMITED PARTNERSHIP AGREEMENT (as amended from time to time, this “Agreement”) of American Seafoods Holdings, L.P. (the “Partnership”) is made and entered into as of the 11th day of August, 2004, by and among each of the undersigned parties to this Agreement, as Partners, on the terms and conditions set forth herein.

WHEREAS, American Seafoods Holdings LLC (the “Company”) was formed as a Delaware limited liability company on December 10, 1999;

WHEREAS, by written consent, the members of the Company adopted an Agreement and Plan of Conversion adopting and approving the conversion of the Company to a Delaware limited partnership and the adoption of this Agreement, pursuant to Section 18-216 of the Delaware Limited Liability Company Act, and Section 17-217 the Act;

WHEREAS, on the date hereof, the Company was converted to a Delaware limited partnership (the “Conversion”) pursuant to Section 17-217 of the Act, by the filing with the Secretary of State of the State of Delaware of the Certificate of Conversion and the Certificate of Limited Partnership;

WHEREAS, pursuant to this Agreement and the Conversion, American Seafoods Corporation is admitted to the Partnership as the general partner of the Partnership owning the number of Units reflected on Schedule A, and CP3 Tax Exempt Holdings Corp., ASC Offshore Holdings Corp., ASC, Inc. and American Seafoods, L.P. are admitted to the Partnership as limited partners of the Partnership owning the number of Units reflected on Schedule A; and

WHEREAS, the Partners wish to set forth certain rights and obligations relating to their respective partnership interests in the Partnership in this Agreement;

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE I

DEFINED TERMS

1.1 Defined Terms. Attached to this Agreement immediately following the signature pages is a glossary of defined terms (the “Glossary of Defined Terms”). Each capitalized term used in this Agreement either is defined in the Glossary of Defined Terms, or the location of its definition is cross-referenced in the Glossary of Defined Terms.

American Seafoods Holdings, L.P.

Limited Partnership Agreement

ARTICLE II

GENERAL PROVISIONS

2.1 Formation. The Partnership has been formed as a limited partnership under the Act. The rights and liabilities of the Partners shall be as provided in the Act, except as otherwise expressly provided herein. Effective as of the time of the Conversion: (i) the Certificate of Formation of the Company and the Limited Liability Company Agreement of the Company, each as in effect immediately prior to the Conversion, are replaced and superseded in their entirety by the Certificate of Limited Partnership and this Agreement, (ii) the limited liability company interests in the Company are converted into Class A Units and Class B Units, (iii) American Seafoods Corporation is admitted to the Partnership as the general partner of the Partnership owning the number of Units reflected on Schedule A, (iv) CP3 Tax Exempt Holdings Corp., ASC Offshore Holdings Corp., ASC, Inc. and American Seafoods, L.P. are admitted to the Partnership as limited partners of the Partnership owning the number of Units reflected on Schedule A, (v) the Partners are continuing the Partnership without dissolution in the form of a Delaware limited partnership governed by this Agreement, and (vi) in accordance with Section 17-217 of the Act, the Partnership shall constitute a continuation of the existence of the Company in the form of a Delaware limited partnership and, for all purposes of the laws of the State of Delaware, shall be deemed to be the same entity as the Company.

2.2 Name. The name of the Partnership, and the name under which the business of the Partnership shall be conducted, shall be American Seafoods Holdings, L.P. The words “Ltd.”, “Limited Partnership” or such other designation as the General Partner shall deem appropriate shall be included in the name where necessary to comply with the laws of any jurisdiction. The General Partner may change the name of the Partnership or adopt such trade or fictitious names for the Partnership as it may determine from time to time, provided that the Partnership complies with the Act and with all relevant state laws relating to the use of fictitious and assumed names.

2.3 Purpose and Business. The purpose of the Partnership is to acquire, hold and finance the LLC Interests, to manage and supervise the LLC Interests and the LLC, to sell, distribute or otherwise dispose of the LLC Interests, to act as a member of the LLC, and to engage in any and all activities incidental or ancillary thereto.

American Seafoods Holdings, L.P.

Limited Partnership Agreement

2.4 Powers. Subject, to the limitations set forth in this Agreement, the Partnership, and the General Partner on behalf of the Partnership, shall have all powers necessary, suitable or convenient for the accomplishment of the purposes of the Partnership as set forth in Section 2.3, including, without limitation, the following:

(a) to acquire, hold, sell or otherwise dispose of the LLC Interests, and manage and supervise the LLC Interests and the LLC;

(b) to make and perform all contracts, enter into all agreements and engage in all activities and transactions necessary or advisable to carry out the purposes of the Partnership, including, without limitation, the purchase, sale, transfer, pledge and exercise of all rights, privileges and incidents of ownership or possession with respect to any Partnership asset or liability;

(c) to issue Units or other partnership interests in the Partnership in one or more classes, or one or more series of any such classes;

(d) to borrow money for any purpose, and to issue notes and other evidences of indebtedness; and

(e) otherwise to have all the powers available to it as a limited partnership under applicable law.

Notwithstanding the foregoing, without the consent of ASLP, the General Partner shall not cause the Partnership to (i) acquire any assets other than the LLC Interests, (ii) incur any liabilities other than the Holdings Notes and the guarantee of the senior indebtedness of the LLC, (iii) dispose of, pledge or otherwise encumber the LLC Interests or (iv) engage in any activities unrelated to its ownership of the LLC Interests and supervision of the LLC’s business.

2.5 Location of the Principal Place of Business. The location of the principal place of business of the Partnership shall be at 2025 First Avenue, Suite 1200, Seattle, Washington 98121, or such location as the General Partner may from time to time select. The General Partner shall give prompt notice of any such change to each Limited Partner on or before the date of any such change.

2.6 Registered Agent and Registered Office. The registered agent of the Partnership in the State of Delaware shall be The Corporation Trust Company, which maintains an office at Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801, or such other Person as the General Partner may from time to time select and reflect in accordance with the Act. The registered office of the Partnership in the State of Delaware shall be c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801, or such other location as the General Partner may from time to time select and reflect in accordance with the Act.

American Seafoods Holdings, L.P.

Limited Partnership Agreement

2.7 Term. The term of the Partnership shall continue until the Partnership is dissolved in accordance with the provisions of Article IX and the Act. The existence of the Partnership as a separate legal entity shall continue until the cancellation of the Certificate of Limited Partnership.

2.8 Recordation and Filing. The General Partner shall execute, file and record, in a timely manner, any and all certificates, notices, statements and other documents required under the Act or any other applicable law of any jurisdiction where the Partnership maintains an office or does business.

2.9 Authorization to Enter into Certain Documents. The Partnership, and the General Partner on behalf of the Partnership, may enter into and perform the Exchange and Registration Rights Agreement and any documents contemplated thereby or related thereto and any amendments thereto, without any further act, vote or approval of any Person, including any Partner, notwithstanding any other provision of this Agreement. The General Partner is hereby authorized to enter into the documents described in the preceding sentence on behalf of the Partnership, but such authorization shall not be deemed a restriction on the power of the General Partner to enter into other documents on behalf of the Partnership.

ARTICLE III

CONTRIBUTIONS TO CAPITAL AND ISSUANCES OF ADDITIONAL INTERESTS

3.1 Admission and Capital Contributions. Each Partner has made (or is deemed to have made) a Capital Contribution in the amount set forth opposite its name on Schedule A. Upon its execution of a counterpart signature page to this Agreement, each Person listed on Schedule A hereto as a Limited Partner shall be admitted to the Partnership as a limited partner of the Partnership. In no event shall a Partner be required to contribute capital to the Partnership in excess of its Capital Contribution. In exchange for its Capital Contribution, each Partner shall receive the number of Units set forth opposite such Partner’s name on Schedule A.

3.2 Issuances of Additional Interests; Recapitalization of Class B Units.

(a) In the event that the General Partner acquires any cash or other property by reason of issuing shares of its Class A common stock or IDS Notes (other than ASLP partnership interests), the General Partner shall (i) to the extent such cash or other property was acquired in exchange for its Class A common shares (whether issued separately or together with IDS Notes), contribute such cash or other property to the Partnership in exchange for a number of additional Class A Units equal to the number of

American Seafoods Holdings, L.P.

Limited Partnership Agreement

Class A common shares issued in such transaction and (ii) to the extent that such cash or other property was acquired in exchange for IDS Notes, transfer such cash or other property to the Partnership in exchange for Holdings Notes having terms (including principal amount) that are substantially identical to the IDS Notes issued in such transaction.

(b) In the event that the General Partner issues additional shares of Class B common stock upon the exercise of any A options or E options which are in existence on the date hereof, the Partnership shall issue to the General Partner such number of additional Class B Units as is equal to the number of shares of Class B common stock so issued. In connection with any such exercise and issuance, the General Partner shall pay to the Partnership, as purchase price for such Class B Units, any amounts the General Partner receives by way of exercise price on such exercised options.

(c) In the event that the General Partner gives notice of its intention to redeem any shares of its Class B common stock with the proceeds from issuance of its IDSs, Class A common stock or IDS Notes, as the case may be, (i) the General Partner shall invest such proceeds in securities of the Partnership as provided in Section 3.2(a) and (ii) the Partnership shall use such proceeds to redeem a number of Class B Units held by the General Partner equal to the number of shares of Class B common stock to be redeemed by the General Partner.

3.3 No Third Party Beneficiary. No creditor or other third party having dealings with the Partnership shall have the right to enforce the right or obligation of any Partner to make Capital Contributions or to pursue any other right or remedy hereunder or at law or in equity, it being understood and agreed that the provisions of this Agreement shall be solely for the benefit of, and may be enforced solely by, the parties hereto and their respective successors and assigns.

3.4 Capital Accounts.

(a) The Partnership shall establish a separate capital account (a “Capital Account”) for each Partner. Capital Accounts shall consist of such Partner’s initial capital contribution to the Partnership, (i) increased by (A) any additional actual or constructive capital contributions by such Partner to the Partnership and (B) any items of income or gain allocated to the Capital Account of such Partner pursuant to Article V, and (ii) decreased by (A) any actual or constructive distributions to such Partner and (B) any items of loss or deduction allocated to the Capital Account of such Partner pursuant to Article V.

(b) Capital Accounts shall be determined and maintained in accordance with Section 704(b) of the Code and Section 1.704-1(b)(2)(iv) of the Regulations promulgated thereunder, with such adjustments as may be required thereby. For purposes of

American Seafoods Holdings, L.P.

Limited Partnership Agreement

maintaining and determining Capital Accounts, all property distributed in kind by the Partnership to a Partner shall be charged to that Partner’s Capital Account at the fair market value of such property on the date of distribution, and all property contributed in kind by a Partner to the Partnership shall be credited to that Partner’s Capital Account at the fair market value of such property on the date of contribution.

(c) No Limited Partner shall have any obligation to restore a deficit balance in its Capital Account.

3.5 No Interest; No Return. Except as provided herein, no Partner shall be entitled to interest on its Capital Contribution or on such Partner’s Capital Account. Except as provided herein or by law, no Partner shall have any right to demand or receive the return of its Capital Contribution from the Partnership.

3.6 Admission.

(a) One or more additional limited partners of the Partnership may be admitted to the Partnership, but only with the consent of the General Partner and upon execution of a counterpart of this Agreement.

(b) One or more additional general partners of the Partnership may be admitted to the Partnership, but only with the consent of the General Partner and upon execution of a counterpart of this Agreement.

3.7 Limited Liability. Except as may otherwise be required by the Act or as expressly provided for herein, the liability of each Limited Partner is limited to its Capital Contribution.

ARTICLE IV

DISTRIBUTIONS

4.1 Distributions. To the extent that the Partnership has cash available to it, and after setting aside appropriate reserves, the General Partner on behalf of the Partnership shall distribute all of such cash promptly following receipt thereof to the holders of the Class A and B Units. Such distributions shall be made pro rata, provided that the amount distributed on each Class B Unit shall equal 1.113 times the amount distributed on each Class A Unit. Notwithstanding the foregoing, during the fiscal quarter in which the date of this Agreement occurs and the first four fiscal quarters thereafter, if in any of such periods the amount of cash to be distributed by the Partnership is insufficient to make quarterly distributions on the Units at a level of $0.2558 per Class A Unit and $0.2848 per Class B Unit, any shortfall will first reduce the distributions on the Class B Units to zero prior to reducing the distributions on the

American Seafoods Holdings, L.P.

Limited Partnership Agreement

Class A Units, provided that such subordination shall not apply after the occurrence of any default or event of default by the General Partner in respect of the IDS Notes. Distributions on the Class B Units will not be increased in any subsequent quarter to reflect any such previous reduction. Any distributions shall be made to the Persons listed as the holders of record of Units as of the 5th day of the month in which such distribution is made (or, in the case of distributions made prior to the 5th day of the month in which distributed, the 5th day of the preceding month). Notwithstanding anything to the contrary in this Agreement, the Partnership, and the General Partner on behalf of the Partnership, shall not make a distribution on account of Units if such distribution would violate the Act or other applicable law.

4.2 Withholdings.

(a) Notwithstanding any other provision of this Agreement, each Partner authorizes the Partnership to withhold and to pay over, or otherwise pay, any withholding or other taxes payable by the Partnership or any of its Affiliates (pursuant to the Code or any provision of U.S. federal, state, local or foreign tax law) with respect to such Partner or as a result of such Partner’s participation in the Partnership; and if and to the extent that the Partnership shall be required to withhold or pay any such withholding or other taxes, such Partner shall be deemed for all purposes of this Agreement to have received a payment from the Partnership as of the time such withholding or other tax is required to be paid, which payment shall be deemed to be a distribution with respect to such Partner’s interest in the Partnership. To the extent that such deemed distribution to such Partner (or any successor to such Partner) for any taxable period exceeds the distributions that such Partner would have received for such period but for such withholding, such excess shall be treated as an interest-free advance to such Partner. Amounts so treated as advanced to any Partner shall be repaid by such Partner to the Partnership within thirty (30) days after the Partnership delivers a written request to such Partner for such repayment; provided, however, that if any such repayment is not made, the Partnership may (without prejudice to any other rights of the Partnership) collect such unpaid amounts from any subsequent distributions that otherwise would be made to such Partner.

(b) If the Partnership makes a distribution in kind and such distribution is subject to withholding or other taxes payable by the Partnership on behalf of any Partner (the “Withheld Amount”), the General Partner shall notify such Partner as to the extent (if any) of the Withheld Amount and such Partner shall make a prompt payment to the Partnership of the Withheld Amount by wire transfer (it being understood that, notwithstanding anything else herein to the contrary, the Partnership shall refrain from distributing such property having a value of at least the Withheld Amount until the Partnership has received a payment of such Withheld Amount).

(c) Any withholdings referred to in this Section 4.2 shall be made at the maximum applicable statutory rate under the applicable tax law unless the Partnership shall have received an opinion of counsel or other evidence, satisfactory to the General Partner, to the effect a lower rate is applicable, or that no withholding is applicable.

American Seafoods Holdings, L.P.

Limited Partnership Agreement

(d) If the Partnership receives a distribution from or in respect of which tax has been withheld, the Partnership shall be treated as having received cash in an amount equal to the amount of such withheld tax, and each Partner shall be treated as having received as a distribution the portion of such amount that is attributable to such Partner’s interest in the Partnership as equitably determined by the General Partner.

ARTICLE V

ALLOCATIONS; TAX AND ACCOUNTING MATTERS

5.1 Allocations. Each item of income, gain, loss, deduction and credit of the Partnership (determined in accordance with U.S. tax principles as applied to the maintenance of capital accounts) shall be allocated among the Capital Accounts of the Partners for each fiscal year in a manner that as closely as possible gives economic effect to the provisions of Section 4.1 and Section 9.2.

5.2 Allocation of Tax Items.

(a) Each item of income, gain, loss, deduction and credit recognized by the Partnership shall be allocated among the Partners for U.S. federal, state and local income tax purposes in the same manner that each such item is allocated to the Partners’ Capital Accounts or as otherwise provided herein, provided that the General Partner may, with the consent of ASLP, adjust such allocations as may be necessary or desirable to ensure that such allocations are in accordance with the interests of the “partners in the partnership” within the meaning of the Code and the Regulations. Subject to Section 5.6, all matters concerning allocations for U.S. federal, state and local and non-U.S. income tax purposes, including accounting procedures, not expressly provided for by the terms of this Agreement shall be determined in good faith by the General Partner.

(b) If any portion of gain from the sale of property is treated as gain which is ordinary income by virtue of the application of Sections 1245 or 1250 of the Code (“Affected Gain”), then (A) such Affected Gain shall be allocated among the Partners in the same proportion that such Partners benefited from the depreciation and amortization deductions giving rise to the Affected Gain and (B) other tax items of gain of the same character that would have been recognized, but for the application of Sections 1245 and/or 1250 of the Code, shall be allocated away from those Partners who are allocated Affected Gain pursuant to Clause (A) so that, to the extent possible, the other Partners are allocated the same amount and type of capital gain that would have been allocated to them had Sections 1245 and/or 1250 of the Code not applied. For purposes hereof, in

American Seafoods Holdings, L.P.

Limited Partnership Agreement

order to determine the proportionate allocations of depreciation and amortization deductions for each fiscal year or other applicable period, such deductions shall be deemed allocated on the same basis as the items of income, gain, loss and deduction for such period.

(c) In accordance with Section 704(c) of the Code and the Regulations promulgated thereunder, items of income, gain, loss and deduction with respect to any property contributed to the capital of the Partnership shall, solely for tax purposes, be allocated among the Partners so as to take account of any variation between the adjusted basis of such property to the Partnership for U.S. federal income tax purposes and its fair market value. The Partners agree that any items of income, gain, loss or deduction to be allocated among the Partners for tax purposes pursuant to Section 704(c) and Section 1.704-3 of the Regulations (including any “reverse 704(c) allocations” described in Section 1.704-3(a)(6)(i) of the Regulations) shall be allocated using the “traditional method” as defined in Section 1.704-3(b) of the Regulations. Each Partner shall provide to the Partnership upon request such information or forms that the General Partner may reasonably request with respect to the Partnership’s compliance with applicable tax laws.

5.3 Books of Account. At all times during the existence of the Partnership, the General Partner shall maintain or cause to be maintained full, true, complete and correct books of account in accordance with generally accepted accounting principles wherein shall be entered particulars of all monies, goods or effects belonging to or owing to or by the Partnership, or paid, received, sold or purchased in the course of the Partnership’s business, and all of such other transactions, matters and things relating to the business of the Partnership as are usually entered in books of account kept by persons engaged in a business of a like kind and character. In addition, the Partnership shall keep all records as required to be kept pursuant to the Act. The books and records of account shall be kept at the principal office of the Partnership, and each Limited Partner shall at all reasonable times and for any purpose reasonably related to such Limited Partner’s interest as a partner of the Partnership have access to such books and records and the right to inspect the same.

5.4 Reports. The Partnership shall cause to be submitted to the Partners on an annual basis copies of Financial Statements for the Partnership, together with any reports thereon and all supplementary schedules and information.

5.5 Tax Elections and Returns. Except as otherwise provided in this Agreement, all elections required or permitted to be made by the Partnership under any applicable tax law shall be made by the General Partner in its sole discretion.

5.6 Tax Matters Partner. The General Partner is hereby designated as the “tax matters partner” within the meaning of Section 6231(a)(7) of the Code for the Partnership. Notwithstanding the foregoing, the General Partner shall not do any of the following without the prior consent of ASLP:

(i) make, change or revoke any income tax election with respect to the Partnership, including any election to change the classification of the Partnership for any income tax purposes;

American Seafoods Holdings, L.P.

Limited Partnership Agreement

(ii) file any income tax return with respect to the Partnership, the content of all such returns being subject to the prior approval of ASLP; or

(iii) settle or compromise any tax audit or other administrative or judicial proceeding relating to taxes of the Partnership.

ARTICLE VI

RIGHTS, DUTIES AND RESTRICTIONS OF THE GENERAL PARTNER

6.1 Expenditures by Partnership. The General Partner is hereby authorized to pay compensation for accounting, administrative, legal, technical, management and other services rendered to the Partnership or any Entity Controlled by the Partnership. All of the aforesaid expenditures shall be made on behalf of the Partnership and the General Partner shall be entitled to reimbursement by the Partnership for any expenditures (including Administrative Expenses) incurred by it on behalf of the Partnership which shall be made other than out of the funds of the Partnership. The Partnership shall also assume, and pay when due, all Administrative Expenses.

6.2 Authority, Powers and Duties of General Partner. Subject to the limitations set forth in this Agreement, the General Partner shall have the duty and the exclusive right to manage and control the business and affairs of the Partnership and shall have all rights, powers and authority of a general partner under the Act and otherwise under applicable law. Without limiting the generality of the foregoing, but subject to the limitations set forth in this Agreement, the General Partner shall have all rights, powers and authority to do for, on behalf of and in the name of the Partnership all things that it deems necessary, proper or desirable to carry out the Partnership’s purpose, including, without limitation, the right, power and authority from time to time to incur and repay indebtedness, liabilities and obligations, to pay fees and expenses and to make other expenditures; to open, maintain and close accounts with brokers and give instructions or directions in connection therewith; to open, maintain and close bank accounts and draw checks or other orders for the payment of money; to buy, sell, exchange, or dispose of all securities, checks, money and other assets or liabilities of the Partnership; to hire employees, investment bankers, attorneys, accountants, consultants, custodians, contractors and other agents, and pay them compensation; to enter into, make and

American Seafoods Holdings, L.P.

Limited Partnership Agreement

perform such contracts, agreements and other undertakings, and do any and all such other acts required of the Partnership with respect to the LLC Interests, including, but not limited to, entering into agreements with respect to such interests, which agreements may contain such terms, conditions and provisions as the General Partner in its sole discretion shall approve; to sue, prosecute, settle or compromise all claims against third parties, compromise, settle or accept judgment with respect to claims against the Partnership and execute all documents and make all representations, admissions and waivers in connection therewith; and to enter into, execute, acknowledge and deliver any and all contracts, agreements or other instruments to effectuate any or all of the foregoing. Without limiting the generality of the foregoing, but subject to the limitations set forth in this Agreement, the General Partner is authorized to cause the Partnership to hold the LLC Interests, to dispose of the LLC Interests, to manage the business of the LLC and its Affiliates, and to enter into such contracts and agreements in connection therewith as the General Partner may determine to be necessary or desirable in its sole discretion. All determinations, acts and designations to be made by the Partnership or the General Partner hereunder shall be made by the General Partner on a good faith basis consistent with its fiduciary duties. Third parties dealing with the Partnership are entitled to rely conclusively on the authority of the General Partner under the Act and as set forth in this Agreement.

6.3 Compensation of the General Partner. The General Partner shall not be entitled to any compensation for services rendered to the Partnership solely in its capacity as general partner of the Partnership, except for reimbursement for expenses actually incurred by it as provided in Section 6.1.

6.4 Indemnification.

(a) The Partnership shall, to the fullest extent permitted by applicable law, indemnify any and all Indemnitees from and against any and all losses, claims, damages, liabilities, costs and expenses (including attorneys’ fees and costs), judgments, fines, settlements, and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, that relate to the operations of the Partnership in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, unless it is established that an act or omission of the Indemnitee was material to the matter giving rise to the claim, demand, action, suit or proceeding and (i) was committed in bad faith, (ii) was the result of active and deliberate dishonesty, or (iii) constituted gross negligence or willful misconduct or a willful breach of this Agreement or any other agreement to which such Indemnitee is a party. Any indemnification pursuant to this Section 6.4 shall be made only out of the Partnership Assets, and no Limited Partner shall be required to contribute or advance funds to the Partnership to enable the Partnership to satisfy its obligations under this Section 6.4.

American Seafoods Holdings, L.P.

Limited Partnership Agreement

(b) Reasonable expenses incurred by an Indemnitee who is a party to a proceeding shall be paid or reimbursed by the Partnership in advance of the final disposition of the proceeding upon receipt by the Partnership of (i) a written affirmation by the Indemnitee of the Indemnitee’s good faith belief that it is entitled to indemnification by the Partnership pursuant to this Section 6.4 with respect to such expenses and proceeding and (ii) a written undertaking by or on behalf of the Indemnitee, to and in favor of the Partnership, wherein the Indemnitee agrees to repay the amount if it shall ultimately be adjudged not to have been entitled to indemnification under this Section 6.4.

(c) The indemnification provided by this Section 6.4 shall be in addition to any other rights to which an Indemnitee or any other Person may be entitled under any agreement, as a matter of law or otherwise.

(d) The Partnership may purchase and maintain insurance, on behalf of the Indemnitees and such other Persons as the General Partner shall determine, against any liability that may be asserted against or expenses that may be incurred by such Person in connection with the Partnership’s activities, regardless of whether the Partnership would have the obligation to indemnify such Person against such liability under the provisions of this Agreement. The Partnership shall purchase such insurance if it is available on terms the General Partner concludes are reasonable.

(e) The provisions of this Section 6.4 are for the benefit of the Indemnitees, their heirs, successors, assigns and administrators and shall not be deemed to create any rights for the benefit of any other Persons.

6.5 Limitation on Liability. The Indemnitees shall not be liable to the Partnership, the General Partner and the other Partners for any act or failure to act related to the operation of the Partnership, except that an Indemnitee may be liable to the extent that a judgment or other final adjudication adverse to the Indemnitee is entered in a proceeding based on a finding in the proceeding that the Indemnitee’s action, or failure to act, was material to the cause of action adjudicated in the proceeding and (i) was committed in bad faith, (ii) was the result of active and deliberate dishonesty or (iii) constituted gross negligence or willful misconduct or a willful breach of this Agreement or any other agreement to which such Indemnitee is a party. The Limited Partners expressly acknowledge that the General Partner is acting on behalf of the Partnership. To the fullest extent permitted by law, the General Partner shall not be obligated to consider the separate interest of any Partner or other Person (including the tax consequences to any Partner or other Person) in deciding, pursuant to its authority granted under this Agreement, whether to cause the Partnership to take (or decline to take) any actions that are in the interest of the Partnership. To the fullest extent permitted by law, the General Partner shall not be liable for monetary damages for losses sustained, liabilities incurred, or benefits not derived by the Partners in connection with such decisions.

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6.6 Power of Attorney.

(a) Each Limited Partner hereby appoints the General Partner its agent and attorney-in-fact, to execute on such Limited Partner’s behalf, any and all amendments to this Agreement that are made in accordance with Article XI.

(b) No Limited Partner personally shall be liable in respect of any action taken by the General Partner outside the authority granted pursuant to the foregoing power of attorney. The foregoing power of attorney shall not be used in any manner inconsistent with the terms of this Agreement, the characterization and treatment of the Partnership as a limited partnership, or the characterization and treatment of the Limited Partners as limited partners.

(c) To the fullest extent permitted by law, it is expressly intended by the Limited Partners that the foregoing power of attorney is coupled with an interest, is irrevocable, and shall survive the death, incapacity, dissolution, bankruptcy or insolvency of any Limited Partner.

ARTICLE VII

RIGHTS AND OBLIGATIONS OF THE LIMITED PARTNERS

7.1 No Participation in Control. No Limited Partner shall participate in the control of the Partnership’s business, transact any business in the Partnership’s name, or have the power to sign documents for or otherwise bind the Partnership. The Limited Partners shall have only the consent, voting and other rights expressly provided herein.

7.2 Bankruptcy of a Limited Partner. Notwithstanding any other provision of this Agreement, the Bankruptcy of any Limited Partner shall not cause such Limited Partner to cease to be a limited partner of the Partnership and upon the occurrence of such an event, the Partnership shall continue without dissolution.

7.3 No Withdrawal. No Partner may withdraw from the Partnership without the prior consent of the General Partner, other than as expressly provided in this Agreement.

7.4 [Intentionally Omitted]

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7.5 Certain Redemption Rights.

(a) At any time following the dissolution of ASLP, in the event that the General Partner determines in good faith that the aggregate fair market value of the Units and Holdings Notes held by the Limited Partners other than the Principal Holders is less than $10 million, the Partnership will have the right to call for redemption all, but not less than all, of the Units and Holdings Notes held by the Limited Partners other than the Principal Holders and the direct subsidiaries of the General Partner (such Units and Holdings Notes, the “Called Securities”). If the Partnership desires to exercise its option to redeem the Called Securities under this Section 7.5, the Partnership shall deliver to all Limited Partners (other than to the Principal Holders and the direct subsidiaries of the General Partner) a notice of redemption (the “Redemption Notice”) at the address set forth on such Limited Partner’s signature page hereto, which shall specify (i) that all, but not less than all, of such Limited Partner’s Called Securities are being redeemed; (ii) the number of Called Securities held by such Limited Partner as reflected on the books and records of the Partnership; (iii) the date on which the redemption is to be effected (the “Redemption Date”), which shall be a day on which banks in the City of New York are not permitted or required to be closed and that is at least 30 but not more than 60 days following the date of the Redemption Notice; and (iv) instructions regarding steps such Limited Partner must take in order to effect the redemption of its Called Securities and receive payment therefor. Once a Redemption Notice is given under this Section 7.5, it shall be irrevocable and shall not be subject to withdrawal with respect to any Limited Partner without the written consent of such Limited Partner.

(b) With respect to each applicable Limited Partner, the closing of the redemption of such Limited Partner’s Called Securities shall occur at 10:00 A.M. on the Redemption Date at the offices of the Partnership or such other time and at such other place as to which the Partnership and such Limited Partner may agree. At such closing:

(i) the Partnership shall pay to each Limited Partner (other than to the Principal Holders) an amount (the “Redemption Amount”) equal to the product of the nearest whole number of IDSs the General Partner would be required to issue under the Exchange and Registration Rights Agreement in order to effect a requested registration and subsequent redemption of such Limited Partner’s Called Securities thereunder and the Fair Market Value, by wire transfer of immediately available funds to the account of such Limited Partner set forth in written instructions provided by such Limited Partner to the Partnership not less than five days prior to the Redemption Date;

(ii) the Partnership shall cancel the Called Securities of such Limited Partner and such Limited Partner shall cease to be a partner of the Partnership; and

(iii) the Limited Partner whose Called Securities are being redeemed shall execute and deliver to the Partnership such other documents as the Partnership may reasonably request to effect the redemption of the Called Securities.

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(c) In the event any Limited Partner fails to provide the Partnership with written instructions regarding the payment of the Redemption Amount hereunder, the closing of the redemption of such Limited Partner’s Called Securities shall nonetheless take place on the Redemption Date and the Partnership will hold such Redemption Amount in trust for such Limited Partner or its successors and assigns. In no event will the Partnership be required to pay interest in respect of any Redemption Amount following the Redemption Date.

ARTICLE VIII

TRANSFER OF UNITS; REGULATORY MATTERS

8.1 Transfers by Partners Generally.

(a) Subject to any existing agreements executed by one or more of the Partners, a Partner may sell, transfer, assign, convey, pledge, hypothecate, enter into a Swap Transaction with respect to, encumber or otherwise dispose of Units only with the consent of a Majority-in-Interest of the Partners, and (in each case) otherwise in accordance with this Article VIII. Notwithstanding the foregoing, and subject to compliance with the other provisions of this Article VIII: (i) ASLP shall be permitted (without the consent of any other Partner) to distribute Units (A) to the General Partner, in redemption of ASLP units that it may hold from time to time, and (B) to the partners of ASLP in connection with ASLP’s dissolution and liquidation, and (ii) after the dissolution of ASLP, former ASLP limited partners shall be permitted (without the consent of any other Partners) to transfer Units in compliance with the Securityholders Agreement. Any purported sale, transfer, assignment, conveyance, pledge, hypothecation, Swap Transaction or other disposition by any Partner (including any assignee thereof) of any Unit not made strictly in accordance with the provisions of this Article VIII shall be entirely null and void.

(b) Each Partner agrees that it will not sell, transfer, assign, convey, pledge, hypothecate, enter into a Swap Transaction with respect to, encumber or otherwise dispose of any Unit prior to delivery to the Partnership of evidence in form and substance reasonably satisfactory to the Partnership to the effect that such sale, transfer, assignment, conveyance, pledge, hypothecation, Swap Transaction, encumbrance or other disposition will (i) be in compliance with this Agreement and the Securities Act and applicable state securities laws, (ii) not result in the Partnership being treated as a “publicly traded partnership” within the meaning of the Code, (iii) not cause a termination of the Partnership for U.S. federal income tax purposes, and (iv) not result in an increase in the Foreign Ownership Percentage of the Partnership.

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(c) Each Partner making a sale, transfer, assignment, conveyance, pledge, hypothecation, Swap Transaction, encumbrance or other disposition of any Unit permitted hereunder shall be required to pay any and all filing and recording fees, fees of counsel and accountants and other costs and expenses reasonably incurred by the Partnership as a result of such transaction.

(d) No sale, transfer, assignment, conveyance, pledge, hypothecation, encumbrance, Swap Transaction, or other disposition by a Partner permitted hereunder shall relieve the transferor Partner of any of its obligations or liabilities under this Agreement arising prior to or in connection with consummation of such sale, transfer, assignment, conveyance, pledge, hypothecation, Swap Transaction, encumbrance or other disposition.

(e) Notwithstanding anything in this Agreement to the contrary, if a Limited Partner sells, transfers, assigns or conveys any of its Units pursuant to this Article VIII, the transferee shall be admitted as a limited partner upon its execution of an instrument signifying its agreement to be bound by the terms of this Agreement, which instrument may be a counterpart signature page hereto. If a Limited Partner transfers all of its Units pursuant to this Article VIII, the transferee shall be deemed admitted as a partner of the Partnership effective immediately prior to the transfer and, immediately following such admission, the transferor Partner shall cease to be a partner of the Partnership.

(f) In the event that the General Partner assigns its entire interest in the Partnership in accordance with this Agreement, such transferee shall be deemed admitted to the Partnership as a General Partner immediately prior to the Transfer upon execution of this Agreement and such transferee shall continue the business of the Partnership without dissolution.

8.2 Regulatory Matters.

(a) Each Partner recognizes and acknowledges that the business conducted by the Partnership and its Subsidiaries is subject to complex regulatory provisions relating to fisheries management, vessel documentation and ownership and other maritime matters. The Partnership is required to satisfy certain foreign ownership requirements that require the provision of detailed information and may require alterations in the Partnership’s capital structure and/or ownership. Each Partner agrees, at the request of the General Partner, promptly to furnish to the General Partner such information as to such Partner’s citizenship, domicile or residence, management, ownership, and capital structure (and, to the extent it is able to obtain it, such information as to the citizenship, domicile or residence, management, ownership and capital structure of each Person that holds,

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directly or indirectly, an equity interest in or other right to Control such Partner) as the General Partner shall request in order to comply, or to evaluate the Partnership’s compliance, with such regulatory requirements.

(b) Each Partner agrees that if at any time it or its Affiliates holds an interest in any Person, vessel, processing facility or other assets as a result of which any limitation or restriction is imposed (or but for this provision would be imposed) on the quantity of any fish or shellfish which may be harvested or processed by the Partnership or its subsidiaries and their successors and assigns under applicable provisions of the American Fisheries Act and any regulations thereunder or relevant thereto, there shall, to the fullest extent permitted by law, automatically be redeemed (retroactively as of the date such limitation or restriction would have been applicable) and exchanged for Redemption Securities a number of Units held by such Partner sufficient to cause such limitation or restriction not to be applicable or further applicable. The principal amount of the Redemption Securities issued in exchange for Units shall be their fair market value as reasonably determined by the General Partner. No affected Partner shall have any right to oppose, retard, object to or otherwise inhibit such redemption, which shall, to the fullest extent permitted by applicable law, be automatic and irrevocable.

8.3 Remedies. The Partnership and the Partners acknowledge and agree that in the event of any breach of this Article VIII by any one of them, the Partnership or the relevant Partner or Partners, as the case may be, would be irreparably harmed and could not be made whole by monetary damages. To the fullest extent permitted by law, the Partnership and the Partners accordingly agree (i) to waive the defense in any action for specific performance that a remedy at law would be adequate and (ii) that the Partnership and the Partners, in addition to any other remedy to which they may be entitled at law or in equity, shall be entitled to compel specific performance of this Agreement.

ARTICLE IX

DISSOLUTION, LIQUIDATION, WINDING-UP AND TERMINATION

9.1 Causes of Dissolution. The Partnership shall be dissolved upon the first to occur of the following:

(a) the withdrawal (unless a subsequent general partner is admitted in accordance with Section 8.1), Incapacity or Bankruptcy of the General Partner or the occurrence of any other event which causes the General Partner to cease to be a partner of the Partnership under the Act unless the Partnership is continued in accordance with the Act;

(b) the sale or other disposition of all of the Partnership Assets;

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(c) the entry of a decree of judicial dissolution of the Partnership by a court of competent jurisdiction under Section 17-802 of the Act; and

(d) at any time there are no limited partners of the Partnership, unless the business of the Partnership is continued in accordance with this Agreement or the Act.

To the fullest extent permitted by law, the Partners agree that no act, thing, occurrence, event or circumstance shall cause or result in the dissolution of the Partnership except as provided above in this Section 9.1.

9.2 Winding-Up and Liquidation. Upon dissolution of the Partnership, the business and affairs of the Partnership shall be wound up as provided in this Section 9.2. The General Partner shall act as the liquidating trustee of the Partnership (the “Liquidator”). If upon dissolution, however, there is no General Partner or such dissolution is pursuant to Section 9.1(b), a Majority-in-Interest of the Partners shall designate a Person to act as Liquidator. The Liquidator shall wind up the affairs of the Partnership, shall dispose of such Partnership Assets as it deems necessary or appropriate and shall pay and distribute the assets of the Partnership, including the proceeds of any such dispositions, as follows:

(a) first, to creditors (including Partners owning Holdings Notes, to the extent otherwise permitted by law) in satisfaction of liabilities of the Partnership (whether by payment or the making of reasonable provision for payment thereof); and

(b) second, to the holders of Units pro rata in proportion to their Units.

9.3 Documentation of Dissolution and Termination. In connection with the dissolution and winding-up of the Partnership in accordance with Section 9.2, the Liquidator shall execute, file and record such certificates, instruments and documents as it shall deem necessary or appropriate in each state in which the Partnership or its Affiliates do business. Upon the completion of the winding-up of the Partnership (including the application or distribution of all cash or other assets in accordance with Section 9.2), the Liquidator shall execute and file a certificate of cancellation as required under Section 17-203 of the Act, and shall execute, file and record such other certificates, instruments and documents as it shall deem necessary or appropriate in each state in which the Partnership or its Affiliates do business in order to reflect or effect the termination of the Partnership.

9.4 Waiver of Partition. Each Partner hereby waives any right to a partition of the Partnership Assets.

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ARTICLE X

REPRESENTATIONS AND WARRANTIES

10.1 Representations and Warranties of the Limited Partners. Each Limited Partner makes the following representations and warranties as of the date hereof, with respect to itself only (and not with respect to any other Partner), to and for the benefit of the Partnership and each other Partner:

(a) Organization; Authority. If the Limited Partner is a corporation, then it is duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation. If the Limited Partner is a partnership or limited liability company, then it is duly formed, validly existing and in good standing (to the extent applicable) under the laws of its jurisdiction of formation. The Limited Partner has the requisite authority to enter into and perform its obligations under this Agreement.

(b) Due Authorization; Binding Agreement. The execution, delivery and performance of this Agreement by the Limited Partner has been duly and validly authorized by all necessary action of the Limited Partner. This Agreement has been duly executed and delivered by the Limited Partner, or an authorized representative of the Limited Partner, and constitutes a legal, valid and binding obligation of the Limited Partner, enforceable against the Limited Partner in accordance with the terms hereof.

(c) Consents and Approvals. No consent, waiver, approval or authorization of, or filing, registration or qualification with, or notice to, any governmental unit or any other Person is required to be made, obtained or given by the Limited Partner in connection with the execution, delivery and performance of this Agreement.

(d) Private Offering. The Limited Partner is acquiring its Units for its own account and not with a view to the resale or distribution thereof.

(e) Accredited Investor. The Limited Partner is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

(f) Restriction on Resale. The Limited Partner understands and acknowledges that its Units have not been registered for sale under any federal or state securities law and must be held indefinitely unless subsequently registered or an exemption from such registration is available.

(g) Due Diligence. The Limited Partner (i) has performed its own due diligence and business investigations with respect to the Partnership, (ii) is fully familiar with the nature of the investment in the Partnership, the speculative and financial risks thereby assumed, and the uncertainty with respect to the timing and amounts of distributions, if any, to be made by the Partnership, (iii) does not desire any further

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information which may be available with respect to these matters and (iv) has had a sufficient opportunity to review the matters that it believes to be important in deciding whether to acquire Units.

10.2 Representations and Warranties of the General Partner. The General Partner represents and warrants as of the date hereof to and for the benefit of the Partnership and each of the other Partners as follows:

(a) Organization. The General Partner is a duly formed and validly existing corporation, in good standing, under the laws of the State of Delaware.

(b) Due Authorization; Binding Agreement. The execution, delivery and performance of this Agreement by the General Partner has been duly and validly authorized by all necessary action of the General Partner. This Agreement has been duly executed and delivered by the General Partner, or an authorized representative of the General Partner, and constitutes a legal, valid and binding obligation of the General Partner, enforceable against the General Partner in accordance with the terms hereof.

(c) Consents and Approvals. No consent, waiver, approval or authorization of, or filing, registration or qualification with, or notice to, any governmental unit or any other Person is required to be made, obtained or given by the General Partner in connection with the execution, delivery and performance of this Agreement.

ARTICLE XI

AMENDMENTS TO AGREEMENT

11.1 Amendments.

(a) Subject to Section 11.1(b), the General Partner shall have the power to amend this Agreement (including amending Schedule A and reflecting the necessary adjustment of the number of Units of the Partners) without the consent of the Partners.

(b) Notwithstanding Section 11.1(a), this Agreement shall not be amended without the written consent of each Partner adversely affected if such amendment would (i) convert a Limited Partner’s interest in the Partnership into a general partner interest, (ii) modify the limited liability of a Limited Partner in a manner adverse to such Limited Partner, (iii) reduce the Partner’s percentage ownership of the outstanding Units, (iv) alter rights of the Partner to receive distributions pursuant to Article IV or IX or allocations pursuant to Article V in a manner that discriminates against such Partner vis-à-vis the other Partners, or (v) amend this Section 11.1(b).

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(c) Notwithstanding anything in this Agreement to the contrary, for so long as ASLP has not been dissolved, Sections 2.4, 5.6 and 11.1(c) hereof may not be amended without the prior written consent of ASLP.

(d) Each Partner agrees to be bound by each and every amendment adopted in accordance with this Agreement even if such Partner did not execute such amendment.

ARTICLE XII

GENERAL PROVISIONS

12.1 Notices. All notices, offers or other communications required or permitted to be given pursuant to this Agreement shall be in writing and may be personally served, telecopied or sent by United States mail or by commercial courier and shall be deemed to have been given when delivered in person, upon receipt of telecopy or three (3) business days after deposit in United States mail, registered or certified, postage prepaid, and properly addressed, by or to the appropriate party. For purposes of this Section 12.1, the addresses of the parties hereto shall be as set forth below their name on a signature page hereof. The address of any party hereto may be changed by a notice in writing given in accordance with the provisions of this Section 12.1.

12.2 Successors. This Agreement and all of the terms and provisions hereof shall be binding upon and shall inure to the benefit of all Partners, and their legal representatives, heirs, successors and permitted assigns, except as otherwise expressly provided herein.

12.3 Effect and Interpretation. This Agreement shall be governed by and construed in conformity with the laws of the State of Delaware without regard to any conflict of laws rules thereof.

12.4 Counterparts. This Agreement may be executed in counterparts, each of which shall be an original, but all of which shall constitute one and the same instrument.

12.5 Partners Not Agents. Nothing contained herein shall be construed to constitute any Partner the agent of another Partner, except as otherwise expressly provided herein, or in any manner to limit the Partners in the carrying on of their own respective businesses or activities.

12.6 Entire Understanding; Etc. This Agreement constitutes the entire agreement and understanding among the Partners with respect to the Partnership and supersedes any prior or contemporaneous understandings and/or written or oral agreements among them respecting the Partnership.

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12.7 Severability. If any provision of this Agreement, or the application of such provision to any Person or circumstance, shall be held invalid by a court of competent jurisdiction, the remainder of this Agreement, or the application of such provision to Persons or circumstances other than those to which it is held invalid by such court, shall not be affected thereby.

12.8 Construction of Agreement. As used herein, the singular shall be deemed to include the plural, and the plural shall be deemed to include the singular, and all pronouns shall include the masculine, feminine and neuter, whenever the context and facts require such construction. The headings, captions, titles and subtitles herein are inserted for convenience of reference only and are to be ignored in any construction of the provisions hereof. Except as otherwise indicated herein, all section, schedule and exhibit references in this Agreement shall be deemed to refer to the sections, schedules and exhibits of and to this Agreement, and the terms “herein”, “hereof”, “hereto”, “hereunder” and similar terms refer to this Agreement generally rather than to the particular provision in which such term is used. Whenever the words “including”, “include” or “includes” are used in this Agreement, they shall be interpreted in a non-exclusive manner as though the words “but [is] not limited to” immediately followed the same. Time is of the essence of this Agreement. The parties hereto intend that the language in all parts of this Agreement shall in all cases be construed simply according to the fair meaning thereof and not strictly against the party which drafted such language. Except as otherwise provided herein, references in this Agreement to any agreement, articles, by-laws, instrument or other document are to such agreement, articles, by-laws, instrument or other document as amended, modified or supplemented from time to time.

12.9 WAIVER OF JURY TRIAL. TO THE FULLEST EXTENT PERMITTED BY LAW, EACH PARTNER HEREBY WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY A PARTNER OR THE PARTNERSHIP WITH RESPECT TO ANY MATTER WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT, THE RELATIONSHIP OF THE GENERAL PARTNER AND THE OTHER PARTNERS, ANY CLAIM OF INJURY OR DAMAGE RELATING TO ANY OF THE FOREGOING, OR THE ENFORCEMENT OF ANY REMEDY UNDER ANY STATUTE WITH RESPECT THERETO.

12.10 Incorporation of Exhibits and Glossary. The Glossary of Defined Terms and all other exhibits, attachments, appendices and schedules attached hereto are incorporated herein and made a part hereof.

12.11 Assurances. Each of the Partners shall hereafter execute and deliver such further instruments and do such further acts and things as may be required or useful to carry out the intent and purpose of this Agreement and as are not inconsistent with the terms hereof.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement or caused this Agreement to be executed effective as of the date and year first above written.

GENERAL PARTNER:

AMERICAN SEAFOODS CORPORATION

By:
Name:
Title:

Address for Notices: Market Place Tower 2025 First Avenue, Suite 1200 Seattle, Washington 98121 Attention: Chief Executive Officer

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LIMITED PARTNERS:

CP3 TAX EXEMPT HOLDINGS CORP.

By:
Name:
Title:

Address for Notices: c/o American Seafoods Corporation Market Place Tower 2025 First Avenue, Suite 1200 Seattle, Washington 98121 Attention: Chief Executive Officer

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ASC OFFSHORE HOLDINGS CORP.

By:
Name:
Title:

Address for Notices: c/o American Seafoods Corporation Market Place Tower 2025 First Avenue, Suite 1200 Seattle, Washington 98121 Attention: Chief Executive Officer

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ASC, INC.

By:
Name:
Title:

Address for Notices: c/o American Seafoods Corporation Market Place Tower 2025 First Avenue, Suite 1200 Seattle, Washington 98121 Attention: Chief Executive Officer

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AMERICAN SEAFOODS, L.P.

By:	ASC MANAGEMENT, INC.,
its general partner

By:
Name:
Title:

Address for Notices:
c/o Centre Partners Management LLC
30 Rockefeller Plaza, 50th Floor
New York, New York 10020
Attention: Scott Perekslis

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GLOSSARY OF DEFINED TERMS

“A Options” shall mean the A options of the General Partner.

“Act” shall mean the Delaware Revised Uniform Limited Partnership Act, 6 Del. C. §§ 17-101 et seq., as the same may hereafter be amended or supplemented from time to time and any successor thereto.

“Administrative Expenses” shall mean all administrative and operating costs and expenses incurred by the Partnership and the General Partner, including salaries paid to officers of either of them, accounting and legal expenses and customary fees and expense reimbursements for officers and directors.

“Affected Gain” shall have the meaning set forth in Section 5.2(b).

“Affiliate” shall mean, with respect to any Person (i) any member of the Immediate Family of such Person; (ii) any trustee or beneficiary of such Person; (iii) any legal representative, successor, or assignee of such Person or any Person referred to in the preceding clauses (i) and (ii); (iv) any trustee for the benefit of such Person or any Person referred to in the preceding clauses (i) through (iii); or (v) any Entity which directly or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such Person or any Person referred to in the preceding clauses (i) through (iv).

“Agreement” shall have the meaning set forth in the opening paragraph.

“American Fisheries Act” shall mean the American Fisheries Act, Title II of Division C of P.L. 105-277 (Oct. 21, 1998), or any successors or supplements thereto, as amended from time to time.

“Applicable Federal Rate” shall mean, with respect to any subordinated note of the Partnership described in the definition of Redemption Securities, the long-term “applicable federal rate”, compounded semi-annually, as released by the Internal Revenue Service pursuant to its authority under Section 1274(d) of the Code, for the month during which such subordinated note was issued.

“ASLP” shall mean American Seafoods, L.P., a Delaware limited partnership.

“Bankruptcy” shall mean, with respect to any Partner, (i) the commencement by such Partner of any proceeding seeking relief under any provision or chapter of the federal Bankruptcy Code or any other federal, state or foreign law relating to insolvency, bankruptcy or reorganization; (ii) an adjudication that such Partner is insolvent or bankrupt; (iii) the entry of an order for relief under the federal Bankruptcy Code with

Glossary-1

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respect to such Partner; (iv) the filing of any such petition or the commencement of any such case or proceeding against such Partner, unless such petition and the case or proceeding initiated thereby are dismissed within ninety (90) days from the date of such filing; (v) the filing of an answer by such Partner admitting the material allegations of any such petition; (vi) the appointment of a trustee, receiver or custodian for all or substantially all of the assets of such Partner unless such appointment is vacated or dismissed within ninety (90) days from the date of such appointment but not less than five (5) days before the proposed sale of any assets of such Partner; (vii) the insolvency of such Partner or the execution by such Partner of a general assignment for the benefit of creditors; (viii) the convening by such Partner of a meeting of its creditors, or any class thereof, for purposes of effecting a moratorium upon or extension or composition of its debts; (ix) the failure of such Partner to pay its debts as they mature; (x) the levy, attachment, execution or other seizure of substantially all of the assets of such Partner where such seizure is not discharged within thirty (30) days thereafter; or (xi) the admission by such Partner in writing of its inability to pay its debts as they mature or that it is generally not paying its debts as they become due.

“Called Securities” shall have the meaning set forth in Section 7.5(a).

“Capital Account” shall have the meaning set forth in Section 3.4.

“Capital Contribution” shall mean, with respect to any Partner, the amount of money and initial value of any property other than money contributed (or deemed to be contributed) to the Partnership with respect to the Units held by such Partner (net of liabilities to which such property is subject).

“Certificate of Conversion” shall mean the Certificate of Conversion, as filed with the Secretary of State of the State of Delaware, pursuant to which the Partnership was converted from a Delaware limited liability company to a Delaware limited partnership.

“Certificate of Limited Partnership” shall mean the Certificate of Limited Partnership of the Partnership, as filed with the Secretary of State of the State of Delaware, as the same may be amended from time to time.

“Class A common stock” shall mean the Class A common stock, par value $0.01, of the General Partner.

“Class A Units” shall mean the Class A Units of the Partnership having the rights and preferences set forth in this Agreement.

“Class B common stock” shall mean the Class B common stock, par value $0.01, of the General Partner.

Glossary-2

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“Class B Units” shall mean the Class B Units of the Partnership having the rights and preferences set forth in this Agreement.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Company” shall have the meaning set forth in the preamble of this Agreement.

“Control” shall mean the ability, whether by the direct or indirect ownership of shares or other equity interests, by contract or otherwise, to elect a majority of the directors of a corporation, to select the managing partner of a partnership, or otherwise to select, or have the power to remove and then select, a majority of those persons exercising governing authority over an Entity. In the case of a limited liability company, the sole managing member or manager, or all of the managing members or managers to the extent each has equal management control and authority, shall be deemed to have control of such company and, in the case of a trust, any trustee thereof or any Person having the right to select any such trustee shall be deemed to have control of such trust. The terms “Controls” and “Controlled” shall have correlative meanings.

“Conversion” shall have the meaning set forth in the preamble of this Agreement.

“E Options” shall mean the E options of the General Partner.

“Entity” shall mean any general partnership, limited partnership, corporation, limited liability company, joint venture, trust, business trust, cooperative or association.

“Exchange and Registration Rights Agreement” shall mean the Exchange and Registration Rights Agreement, dated as of the date hereof, among the General Partner, the Partnership and ASLP, as amended, restated or supplemented from time to time.

“Fair Market Value” shall mean, with respect to an IDS, if the IDSs are then publicly traded, the fair market value of an IDS (determined by reference to the closing price of the IDSs on the immediately preceding business day) and, if the IDSs are not then publicly traded, the fair market value of an IDS as reasonably determined by the General Partner.

“Financial Statements” shall mean audited financial statements (balance sheets, statement of income, statement of Partners’ equity and statement of cash flows) prepared in accordance with generally accepted accounting principles.

“Foreign Ownership Percentage” shall mean, at any date with respect to any Person, the percentage of the interest in such Person, at each tier of ownership of such Person and in the aggregate, that is owned and controlled (determined in accordance with the standards of section 12102(c)(1) and (2) of Title 46 of the United States Code (as

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Limited Partnership Agreement

amended by the American Fisheries Act) and any regulations thereunder or relevant thereto, all as effective on or after October 1, 2001 (whether the date of determination is before or after such date), or as determined under any analogous provisions of any successor statutes or regulations by Foreign Persons.

“Foreign Person” shall mean at any date a Person that would not be eligible to own a vessel with a fisheries endorsement under the standards of subsections 12102(a) and 12102(c)(1) and (2) of Title 46 of the United States Code (as amended by the American Fisheries Act) and any regulations thereunder or relevant thereto, all as effective on or after October 1, 2001 (whether the date of determination is before or after such date), or under any analogous provisions of any successor statutes or regulations. In determining whether any Person is a Foreign Person, effect shall be given to the United States Maritime Administration’s methodology and determinations in any determination letter provided by it to the Partnership, its parent or its Affiliates.

“General Partner” shall mean American Seafoods Corporation, a Delaware corporation, and any successor or assign duly admitted as a general partner in accordance with this Agreement or the Act, each in its capacity as a general partner of the Partnership.

“Glossary of Defined Terms” shall have the meaning set forth in Article I.

“Holdings Notes” shall mean the     % notes of the Partnership issued to the General Partner and ASLP as of the date hereof, and such additional notes having substantially identical terms that may be issued in the future as contemplated by this Agreement.

“IDSs” shall mean the Income Deposit Securities representing the Class A common stock, par value $0.01 per share, and     % notes issued by the General Partner.

“IDS Note Indenture” shall mean the indenture, dated as of August 11, 2004, between the General Partner and Deutsche Bank National Trust Company, as trustee, relating to the         % notes issued by the General Partner.

“IDS Notes” shall mean the     % notes of the General Partner issued pursuant to the IDS Note Indenture.

“Immediate Family” shall mean, with respect to any individual, such individual’s spouse, parents, parents-in-law, descendants, nephews, nieces, brothers, sisters, brothers-in-law, sisters-in-law and children-in-law.

“Incapacity” shall mean (i) as to any individual Partner, death, total physical disability or entry by a court of competent jurisdiction adjudicating him incompetent to manage his Person or his estate; (ii) as to any corporation which is a Partner, the filing of

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Limited Partnership Agreement

a certificate of dissolution, or its equivalent, for the corporation or the revocation of its charter; (iii) as to any partnership which is a Partner, the dissolution and commencement of winding up of the partnership; (iv) as to any estate which is a Partner, the distribution by the fiduciary of the estate’s entire interest in the Partnership; (v) as to any trustee of a trust which is a Partner, the termination of the trust (but not the substitution of a new trustee); or (vi) as to any Partner, the Bankruptcy of such Partner.

“Indemnitee” shall mean (i) the General Partner, (ii) any shareholder, owner or principal of the General Partner, (iii) any Person that is a director, officer, employee, agent or representative of the General Partner or the Partnership, and (iv) such other Persons as the General Partner may reasonably designate from time to time.

“Limited Partner” shall mean CP3 Tax-Exempt Holdings Corp., ASC Offshore Holdings Corp., ASC, Inc., ASLP, and any Person admitted as a limited partner of the Partnership pursuant to the terms of this Agreement, each in its capacity as a limited partner of the Partnership. For purposes of the Act, the Limited Partners shall constitute a single class or group of limited partners.

“Liquidator” shall have the meaning set forth in Section 9.2.

“LLC” shall mean American Seafoods Group LLC, a Delaware limited liability company.

“LLC Interests” shall mean the limited liability interests in the LLC held by the Partnership.

“Majority-In-Interest of the Partners” shall mean one or more Partners who hold in the aggregate more than fifty percent (50%) of the Units then outstanding.

“Partners” shall mean the Persons that are duly admitted as General Partners or Limited Partners in accordance with the Act and this Agreement and are identified as such on Schedule A hereto, as may be amended from time to time, each in their capacities as partners of the Partnership.

“Partnership” shall mean American Seafoods Holdings, L.P., a Delaware limited partnership.

“Partnership Assets” shall mean any and all property, of whatever kind or nature, owned by the Partnership from time to time.

“Person” shall mean any individual or Entity.

“Principal Holder” shall have the meaning set forth in the Exchange and Registration Rights Agreement.

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“Redemption Amount” shall have the meaning set forth in Section 7.5(b).

“Redemption Date” shall have the meaning set forth in Section 7.5(a).

“Redemption Notice” shall have the meaning set forth in Section 7.5(a).

“Redemption Securities” shall mean subordinated notes of the Partnership with a term of 10 years, bearing interest at 4.99 percentage points above the Applicable Federal Rate (which interest shall, at the option of the Partnership, be added to principal on each interest payment date), which notes will contain no covenants or other rights to control the Partnership.

“Regulations” shall mean the final, temporary or proposed Income Tax Regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Securityholders Agreement” shall mean the Second Amended and Restated Securityholders Agreement dated as of the date hereof, as amended, restated or supplemented from time to time.

“Swap Transaction” shall mean, with respect to any Units, any swap, participation or other arrangement that transfers to another Person, in whole or in part, any significant economic consequences of ownership thereof.

“Units” shall mean units issued to the Partners evidencing partnership interests in the Partnership, including the Class A Units and the Class B Units.

“Withheld Amount” shall have the meaning set forth in Section 4.2(b).

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SCHEDULE A

Capital Contributions, Holdings Notes, Class A Units and Class B Units

Partners	Capital Contributions	Holdings Notes	Class A Units	Class B Units
General Partner
American Seafoods Corporation

Limited Partners
CP3 Tax Exempt Holdings Corp.
ASC Offshore Holdings Corp.
ASC, Inc.
American Seafoods, L.P.

Schedule A-1

American Seafoods Holdings, L.P.

Limited Partnership Agreement